As filed with the Securities and Exchange Commission on March 4, 2011
Registration No. 333-122787

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Mediacom Communications Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	06-1566067 (I.R.S. Employer Identification No.)
100 Crystal Run Road
Middletown, New York 10941
(Address of Principal Executive Offices)
Mediacom Communications Corporation 2003 Incentive Plan
(Formerly Named: Mediacom Communications Corporation 1999 Stock Option Plan)
(Full Title of the Plan)
Rocco B. Commisso
Chairman and Chief Executive Officer
100 Crystal Run Road
Middletown, New York 10941
(845) 695-2600
(Name, Address and Telephone Number of Agent for Service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

Deregistration of Securities
     This Post-Effective Amendment No. 1 relates to a Registration Statement on Form S-8 (File No. 333-122787) (the “Registration Statement”), which was filed by Mediacom Communications Corporation (the “Registrant”) on February 14, 2005. Pursuant to the Registration Statement, the Registrant registered 12,000,000 shares of its common stock for issuance in accordance with the terms of its 2003 Incentive Plan (formerly named, its 1999 Stock Option Plan).
     On March 4, 2011, pursuant to an Agreement and Plan of Merger, dated as of November 12, 2010, among the Registrant, JMC Communications LLC and Rocco B. Commisso, JMC Communications LLC was merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, each share of common stock of the Registrant (other than shares held by Mr. Commisso and JMC Communications or any of their respective affiliates, shares held in treasury by the Registrant and shares held by stockholders who have perfected their appraisal rights under Delaware law) was converted into the right to receive $8.75 in cash.
     The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, any and all shares of its common stock, which were registered under the Registration Statement, that remained unsold upon the closing of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Middletown, state of New York, on March 4, 2011.

MEDIACOM COMMUNICATIONS CORPORATION
By:	/s/ Rocco B. Commisso
Rocco B. Commisso
Agent for Service for the Registration Statement Chairman and Chief Executive Officer of the Registrant

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.